Exhibit 3.1

Restated Certificate of Incorporation

of

Arch Coal, Inc.

FIRST:  The name of the Corporation is Arch Coal, Inc. (hereinafter referred to as the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Seventy Million (270,000,000), which shall be divided into two classes as follows:

A. Two Hundred Sixty Million (260,000,000) shares of Common Stock, the par value of which is One Cent ($.01) per share; and

B. Ten Million (10,000,000) shares of Preferred Stock, the par value of which shares is One Cent ($.01) per share. The Corporation’s Board of Directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issuance of the Preferred Stock in one or more series, the shares of each which series to have such voting rights and the terms and conditions for the exercise thereof, provided that the holders of shares of Preferred Stock (1) will not be entitled to more than the lesser of (x) one vote per $100 of liquidation value or (y) one vote per share, when voting as a class with the holders of shares of other capital stock, and (2) will not be entitled to vote on any matter separately as a class, except to the extent required by law or as specified with respect to each series with respect to (x) any amendment or alteration of the provisions of this Certificate of Incorporation that would adversely affect the powers, preferences or special rights of the applicable series of Preferred Stock or (y) the failure of the Corporation to pay dividends on any series of Preferred Stock in full for any six quarterly dividend payment periods, whether or not consecutive, in which event the number of directors may be increased by two and the holders of outstanding shares of Preferred Stock then similarly entitled shall be entitled to elect the two additional directors until full accumulated dividends on all such shares of Preferred Stock shall have been paid; and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be permitted under the General Corporation Law of the State of Delaware and as shall be stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors pursuant to the authority expressly vested in the Board of Directors in the Bylaws.

FIFTH:

A. The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of such number of directors as is determined from time to time by resolution adopted by affirmative vote of not less than two-thirds of the members of the entire board of directors; provided, however, that in no event shall the number of directors be less than three (3). Effective upon the filing of this Amended and Restated Certificate of Incorporation, the directors shall be divided into three (3) classes, designated Class I, Class II and Class III. Class I directors shall initially serve for a term ending at the annual meeting of stockholders of the Corporation held in year 2001, Class II directors shall initially serve for a term ending at the annual meeting of stockholders of the Corporation held in year 2002 and Class III directors shall initially serve for a term ending at the annual meeting of stockholders of the Corporation held in year 2003. At each succeeding annual meeting of stockholders beginning with the annual meeting of stockholders held in year 2001, successors to the class of directors whose term expires at such annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, incapacitation or removal from office, and except as otherwise required by law. In the event such election is not held at an annual meeting of stockholders, it shall be held at any adjournment thereof or at a special meeting.

B. Except as otherwise required by law, any vacancy on the board of directors that results from an increase in the number of directors shall be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

C. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto and such directors so elected shall not be divided into classes pursuant to this Article FIFTH, in each case unless expressly provided by such terms.

SIXTH:  Except as otherwise fixed pursuant to the provisions of ARTICLE FOURTH hereof relating to the voting rights of the holders of any class or series of Preferred Stock:

1. The affirmative vote of the holders of not less than two-thirds of the shares of Common Stock voting thereon, in the manner and to the extent permitted in the Bylaws, shall be required to:

(i) Adopt an agreement or plan of merger or consolidation;

(ii) Authorize the sale, lease or exchange of all or substantially all of the property and assets of the Corporation;

(iii) Authorize the disposition of the Corporation or the distribution of all or substantially all of the assets of the Corporation to its stockholders; or

(iv) Amend, alter, supplement, repeal or adopt any provision inconsistent with Article FOURTH, Article FIFTH, this ARTICLE SIXTH or Article TENTH.

2. On all other matters, the affirmative vote of a majority of the shares of Common Stock voting therein will be required unless a greater vote is required by law.

3. Voting by the stockholders for the election of directors or on any other matter need not be by written ballot.

SEVENTH:  All actions required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation must be taken at a duly called annual or special meeting of stockholders, and cannot be taken by a consent in writing without a meeting.

EIGHTH:  Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by any two or more directors. Such special meetings may not be called by any other person or persons or in any other manner. Only such business will be conducted at any such special meeting as is brought before the meeting in accordance with the notice of the meeting.

NINTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation as therein provided.

TENTH:  The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ELEVENTH:  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit. No repeal of or amendment to this Article ELEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or amendment. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended.

TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed herein and by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ARCH COAL, INC.

ARCH COAL, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:                                                        That a resolution was adopted by the Board of Directors of the Corporation duly setting forth the proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that it be submitted to the stockholders of the Corporation for approval and adoption. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Corporation’s Restated Certificate of Incorporation shall be amended to add the following ARTICLE THIRTEENTH:

THIRTEENTH: Effective as of 7:00 p.m., Eastern time, on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each ten (10) shares of Common Stock then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to each holder of such a fractional share a sum in cash equal to such fraction multiplied by the volume weighted average price of the Common Stock as reported on the New York Stock Exchange Composite Tape for the trading day on which the Effective Time occurs. Each certificate that, immediately prior to the Effective Time, represented shares of Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the shares of Common Stock represented by such certificate immediately prior to the Effective Time shall have been reclassified as a result of this combination and conversion (as well as the right to receive cash in lieu of any fractional shares of Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Common Stock immediately prior to the Effective Time shall receive, upon (i) surrender of such certificate or (ii) notification by such holder to the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and execution by such holder of an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate, a new certificate representing the number of whole shares of Common Stock into which the shares of Common Stock represented by such certificate immediately prior to the Effective Time shall have been reclassified as a result of this combination and conversion, as well as any cash in lieu of fractional shares of Common Stock to which such holder may be entitled as set forth above.

SECOND:                                        Pursuant to a resolution of its Board of Directors, a meeting of stockholders of the Corporation was duly called and held on April 23, 2015, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

THIRD:                                                   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and shall become effective as of 7:00 p.m., Eastern time, on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer on this 3rd day of August, 2015.

ARCH COAL, INC.

By:	/s/ John W. Eaves

	Name:	John W. Eaves

	Title:	President and Chief Executive Officer